Press Release	Source: American Uranium Corporation

American Uranium Announces New Board Member-Donald K. Cooper
Tuesday February 19, 9:00 am ET

DENVER, COLORADO--(MARKET WIRE)--Feb 19, 2008 -- American Uranium Corporation (OTC BB:AUUM.OB - News) ("American" or "the Company") is very pleased to announce the appointment of mining industry veteran Donald K. Cooper to its Board of Directors.

Dr. Bob Rich, the Company's CEO commented: "I am quite pleased that Don Cooper has agreed to join American's Board. Don not only brings years of experience and wisdom to the Company but also impeccable integrity. I look forward to his making a major contribution to the development and growth of American Uranium."

From 2000 until his retirement in late 2007, Donald K. Cooper served as President of Behre Dolbear & Company (USA), Inc., an internationally known and respected mineral industry consulting firm. Since 1996, he has also served as the Global Director of Coal Services for that firm's parent company, Behre Dolbear & Company, Inc. He is currently a senior associate, a principal and a director of the parent company.

From 1977 through 1996, Mr. Cooper served as the senior sales and marketing officer for a group of privately-held eastern U.S. coal mining companies, including Amvest Corporation, Hawk's Nest Mining, Inc., Winchester Coals, Inc., and Princess Susan Coal Company. In those positions, he had extensive dealings with the region's major electric power generating utilities. He was also responsible for relationships with international industrial and steel-manufacturing customers.

From 1966 through 1976, Mr. Cooper held various engineering, operating and technical services positions with the Raw Materials Group of United States Steel Corporation and with North American Coal Corporation. During that period, he served on various governmental advisory committees with respect to development and implementation of the Federal Clean Air Act and the Federal Clean Water Act.

AMERICAN URANIUM CORPORATION (OTC BB:AUUM.OB - News) is a uranium company focused on exploring and developing uranium properties in the United States. Current properties and potential future acquisitions give American the expectation of medium-term production. American Uranium successfully raised $6 million in August 2007, and there are currently 45,566,829 shares outstanding in the company.

Legal Notice regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: that our properties and potential future acquisitions give us the expectation of medium-term production. It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, environmental issues, permitting problems, logistical problems or hazards may prevent us from exploration or development or from fulfilling our joint venture obligations; that new equipment may not perform as anticipated; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we or others have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on aspects of our agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world mineral prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on Edgar with the Securities and Exchange Commission.

Contact:

Contacts:
American Uranium Corporation
Andrew Fedak
(604) 685-6153
Website: http://www.americanuraniumcorp.com

Source: American Uranium Corporation